Exhibit 99.2

Excerpt of certain comments made by John Brock in a video message to the Company’s employees on February 11, 2016:

We believe that long-term growth opportunities are still on the horizon for us, particularly with the pending transaction to establish Coca-Cola European Partners, or CCEP. By taking advantage of the opportunity to integrate the best practices from three of the world’s leading Coca-Cola bottlers, we’re strengthening our ability to adapt and respond to changes in our marketplaces…and ultimately, working to drive shareowner value.

Now I’d like to talk about one of the most significant opportunities that lies ahead of us – the creation of CCEP. Since we announced our plans to merge last summer, teams from all three organizations have been hard at work to ensure a timely close and a successful day one launch. Particularly with the current macro the benefits it will bring to our business w compnay.- the ckage options. Particularly with the current macroeconomic environment, CCEP will enhance our ability to innovate and meet the needs of changing customer and consumer preferences. Not only will CCEP grow from the shared knowledge from each company, but also from the wealth of tools, technology and leadership that will help our people succeed. I am confident that the future of this new company and the progress we make toward the transition will be as seamless as possible.

As part of this progress, some key leadership appointments have been made for CCEP. In August, we announced the leadership of Damian Gammell, Nik Jhangiani, Victor Rufart, and myself. Recently, we added that Pam Kimmet, Ron Lewis, and Esat Sezer will lead the new company’s Human Resources, Supply Chain and IT functions, respectively. We also announced that Leendert den Hollander, Ben Lambrecht and Stephen Moorhouse will lead the CCEP business units in the same territories they currently operate. Each of these respected and experienced leaders provides decades of expertise and a true passion for seeing our brands win in the marketplace. Their continued contributions will be paramount in the new organization.

The creation of Coca-Cola European Partners represents an exciting, new chapter for our business. Leveraging the knowledge of three of the leading Coca-Cola bottlers in the world will allow us to utilize each of our assets and abilities to improve effectiveness and drive growth. Coupled with our solid partnership with The Coca-Cola Company, we’ll be able to fully realize the long-term growth potential of our markets and work together to accomplish our number one objective: creating value for our shareowners.